Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Fourth Quarter and Full-Year 2021 Results

Fourth Quarter 2021
•Revenue of $1.1 billion, up 22% y/y
•EPS of $(1.15), up 60% y/y; Adjusted EPS* of $(0.84), up 36% y/y
•Cash from operations of $(77) million, improving 42% y/y; free cash flow* of $(137) million, improving 24% y/y
Full-Year 2021
•Revenue of $4.0 billion, up 16% y/y
•EPS of $(5.19), up 38% y/y; Adjusted EPS* of $(3.46), up 40% y/y
•Cash from operations of $(63) million, improving 92% y/y; free cash flow* of $(214) million, improving 75% y/y

Wichita, Kan., February 2, 2022 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported fourth quarter and full-year 2021 financial results.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2021	2020	Change	2021	2020	Change

Revenues	$1,070	$877	22%	$3,953	$3,405	16%
Operating Loss	($79)	($101)	22%	($459)	($813)	44%
Operating Loss as a % of Revenues	(7.4%)	(11.6%)	420 BPS	(11.6%)	(23.9%)	**
Net Loss	($120)	($296)	59%	($541)	($870)	38%
Net Loss as a % of Revenues	(11.2%)	(33.8%)	**	(13.7%)	(25.6%)	**
Loss Per Share (Fully Diluted)	($1.15)	($2.85)	60%	($5.19)	($8.38)	38%
Adjusted Loss Per Share (Fully Diluted)*	($0.84)	($1.31)	36%	($3.46)	($5.72)	40%
Fully Diluted Weighted Avg Share Count	104.3	104.0		104.2	103.9
** Represents an amount in excess of 100% or not meaningful.

“We successfully managed the company through another challenging year due to the COVID-19 pandemic. Our free cash flow was in line with our guidance of $(200) to $(300) million. We also made substantial progress on our diversification efforts, as highlighted by the announcement of new reporting segments and a new organizational structure. We are pleased to begin reporting our three new business segments this quarter: Commercial, Defense & Space and Aftermarket,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer.
* Non-GAAP financial measure, see Appendix for reconciliation

Revenue
Spirit’s revenue in the fourth quarter of 2021 revenue was $1.1 billion, up 22 percent from the same period of 2020, primarily due to higher production deliveries on the Boeing 737 and increased revenue from the recently acquired A220 and Bombardier programs. These increases were partially offset by lower widebody production rates due to reduced international air traffic resulting from the impacts of COVID-19, and the pause in Boeing 787 deliveries. Overall deliveries increased to 281 shipsets during the fourth quarter of 2021 compared to 231 shipsets in the same period of 2020. This includes Boeing 737 deliveries of 51 shipsets compared to 19 shipsets in the same period of the prior year and Boeing 787 deliveries of 6 shipsets compared to 20 shipsets in the same period of the prior year.
Spirit’s full-year 2021 revenue was $4.0 billion, up 16 percent from 2020, primarily due to higher production deliveries on the Boeing 737 and increased revenue from the recently acquired A220 and Bombardier programs, as well as additional aftermarket activity. These increases were partially offset by lower widebody production rates due to reduced international air traffic due to impacts from COVID-19, and the pause in Boeing 787 deliveries. Overall deliveries increased to 1,028 shipsets during 2021 compared to 920 shipsets in 2020. This includes Boeing 737 deliveries of 162 shipsets compared to 71 shipsets in the prior year, and Boeing 787 deliveries of 37 shipsets compared to 112 shipsets in 2020.
Spirit’s backlog at the end of the fourth quarter of 2021 was approximately $35 billion, with work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the fourth quarter of 2021 was $79.0 million, as compared to operating loss of $101.4 million in the same period of 2020. The decreased loss was primarily driven by higher production on the Boeing 737 program and $37.0 million of income recognized related to the Aviation Manufacturing Jobs Protection Program (AMJP) awarded during the third quarter of 2021. The decreased loss was partially offset by higher forward loss charges recognized on the Boeing 787 program resulting from lower production rates. Fourth quarter 2021 earnings included $45.3 million of excess capacity costs and net forward loss charges of $46.5 million, $32.3 million of which were from Boeing 787 schedule changes. In comparison, during the fourth quarter of 2020, Spirit recorded excess capacity costs of $50.1 million and $28.1 million of net forward loss charges.
Operating loss for the full-year of 2021 was $459.2 million, as compared to operating loss of $812.8 million in 2020. The decreased loss was primarily driven by higher production on the
* Non-GAAP financial measure, see Appendix for reconciliation

Boeing 737 program, AMJP income of $41.1 million as well as lower changes in estimates, COVID-19 charges and excess capacity costs in 2021 compared to 2020. Full-year 2021 earnings included excess capacity costs of $217.5 million, abnormal costs related to COVID-19 of $12.0 million, net forward loss charges of $241.5 million, $153.5 million of which were from the Boeing 787 program, and unfavorable cumulative catch-up adjustments of $5.0 million. In comparison, during 2020 Spirit recorded excess capacity costs of $278.9 million, abnormal costs related to COVID-19 of $33.7 million, net forward loss charges of $370.3 million and unfavorable cumulative catch-up adjustments of $30.4 million. Additionally, during 2020, Spirit recognized restructuring expenses of $73.0 million for cost-alignment and headcount reductions.
Other income for the full-year 2021 was $146.6 million, compared to a net expense of $77.8 million in the prior year. The increase was primarily driven by a curtailment gain of $61 million recognized in the third quarter of 2021, resulting from the closure of the defined benefit plans acquired as part of the Bombardier acquisition, as well as non-cash expenses of $86.5 million as a result of the voluntary retirement program offered during 2020.
Fourth quarter 2021 EPS was $(1.15) compared to $(2.85) in the same period of 2020. Fourth quarter 2021 adjusted EPS* was $(0.84), excluding the incremental deferred tax asset valuation allowance and a pension settlement loss. During the same period of 2020, adjusted EPS* was $(1.31), which excluded the impacts of planned acquisitions, restructuring costs and the incremental deferred tax asset valuation allowance.
Full-year 2021 EPS was $(5.19), compared to $(8.38) in 2020. 2021 adjusted EPS* was $(3.46), which excluded the impacts from the acquisitions, restructuring costs, the incremental deferred tax asset valuation allowance, the curtailment gain and a pension settlement loss. During 2020, adjusted EPS* was $(5.72), which excluded the impacts of planned acquisitions, restructuring costs, the voluntary retirement program offered during 2020 and the incremental deferred tax asset valuation allowance. (Table 1)
Cash
Cash from operations in the fourth quarter of 2021 was $(77) million, up from $(132) million in the same quarter last year, primarily due to the receipt of a $73 million tax refund as a result of carrybacks permitted by the CARES Act and positive impacts of working capital, partially offset by the payment of $154 million towards the Belfast pension plan. Free cash flow* in the fourth quarter of 2021 was $(137) million, as compared to $(181) million in the same period of 2020.
* Non-GAAP financial measure, see Appendix for reconciliation

Full-year cash from operations improved to $(63) million, compared to $(745) million in 2020, primarily due to the receipt of $300 million of tax refund as a result of carrybacks permitted by the CARES Act, significantly higher production deliveries, positive impacts of working capital and lower restructuring costs, partially offset by the payment of $154 million towards the Belfast pension plan and the absence of $215 million received in 2020 as a result of the February 2020 MOA with Boeing. Full-year free cash flow* was $(214) million, compared to $(864) million in 2020. The cash balance at the end of the fourth quarter of 2021 was $1.5 billion. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2021	2020	Change	2021	2020	Change

Cash used in Operations	($77)	($132)	(42%)	($63)	($745)	(92%)
Purchases of Property, Plant & Equipment	($61)	($49)	25%	($151)	($119)	27%
Free Cash Flow*	($137)	($181)	(24%)	($214)	($864)	(75%)

Liquidity				December 31, 2021	December 31, 2020
Cash				$1,479	$1,873
Total Debt				$3,792	$3,874

Segment Results
Commercial
Commercial segment revenue in the fourth quarter of 2021 increased 22 percent from the same period of the prior year to $844.3 million, primarily due to increased production volumes on the Boeing 737 and recently acquired A220 and Bombardier programs, partially offset by lower production volumes on the Boeing 777 and 787 programs. Operating margin for the fourth quarter of 2021 increased to (2) percent, compared to (9) percent during the same period of 2020. This increase was primarily due to higher volumes on the Boeing 737 program as well as income related to the AMJP of $32.3 million, partially offset by higher forward losses recognized during the fourth quarter of 2021. The Commercial segment includes excess capacity costs of $43.3 million, compared to $47.2 million during the same period in 2020. In the fourth quarter of 2021, the segment recorded $47.0 million of net forward losses, primarily due to Boeing 787 schedule changes, compared to $29.6 million of net forward losses during the same period in 2020.
Commercial segment revenue for the full-year 2021 increased 15 percent from 2020 to $3.1 billion, primarily due to increased production volumes on the Boeing 737 and recently acquired A220 and Bombardier programs, partially offset by lower production volumes on the Boeing 777 and 787 programs. Operating margin for 2021 increased to (7) percent, compared to (23) percent during the same period of 2020. This increase was primarily due to higher volumes
* Non-GAAP financial measure, see Appendix for reconciliation on the Boeing 737 program, income related to the AMJP of $35.9 million, as well as lower expenses related to changes in estimates, restructuring, COVID-19 and excess capacity in 2021 compared to 2020. Full-year 2021 Commercial segment earnings included forward losses of $227.3 million, unfavorable cumulative catch-up adjustments of $5.7 million, restructuring expenses of $6.8 million, abnormal costs related to COVID-19 of $12.0 million and excess capacity costs of $206.7 million. In comparison, during 2020 Commercial segment earnings included forward losses of $366.8 million, unfavorable cumulative catch-up adjustments of $28.9 million, restructuring expenses of $64.0 million, abnormal costs related to COVID-19 of $33.7 million and excess capacity costs of $265.5 million.
Defense & Space
Defense & Space segment revenue in the fourth quarter of 2021 increased 11 percent from the same period of the prior year to $152.0 million, primarily due to increased production volumes on the Boeing P-8 program. Operating margin for the fourth quarter of 2021 was 8 percent, compared to 14 percent during the same period of 2020, with the decrease primarily due to a one-time charge. The segment recorded excess capacity costs of $2.0 million and favorable changes in estimates on forward loss programs of $0.5 million in the fourth quarter of 2021, compared to excess capacity costs of $2.9 million and favorable changes in estimates on forward loss programs of $1.6 million in the fourth quarter of 2020.
Defense & Space segment revenue for the full-year 2021 increased 19 percent from the same period of the prior year to $585.0 million, primarily due to increased production volumes on the Boeing P-8 and KC-46 Tanker programs. Operating margin for 2021 was 8 percent, compared to 10 percent during 2020, with the decrease primarily due to a one-time charge and higher forward losses recognized during 2021. In 2021, the segment recorded excess capacity costs of $10.8 million and net forward losses of $14.2 million, compared to excess capacity costs of $13.4 million and net forward losses of $3.5 million in 2020.
Aftermarket
Aftermarket segment revenue in the fourth quarter of 2021 increased 49 percent from the same period of 2020 to $73.8 million, primarily due to the inclusion of a full quarter of maintenance, repair and overhaul (MRO) activity from the Belfast, Northern Ireland and Dallas, Texas sites which were acquired late in the fourth quarter of 2020, as well as higher spare part sales compared to the same period in the prior year. Operating margin for the fourth quarter of 2021 increased to 23 percent, compared to 17 percent during the same period of 2020, primarily due to favorable product mix.
* Non-GAAP financial measure, see Appendix for reconciliation

Aftermarket segment revenue for the full-year 2021 increased 19 percent from 2020 to $239.9 million, primarily driven by the inclusion of a full-year of MRO activity from the Belfast, Northern Ireland and Dallas, Texas sites which were acquired late in 2020, partially offset by lower spare part sales compared to the prior year. Operating margin for 2021 increased to 21 percent, compared to 18 percent during 2020, primarily due to favorable product mix and lower restructuring costs. Restructuring costs in 2021 were $0.3 million, compared to $5.2 million in 2020.

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2021	2020	Change	2021	2020	Change

Segment Revenues
Commercial	$844.3	$689.9	22.4%	$3,128.1	$2,711.3	15.4%
Defense & Space	152.0	137.0	10.9%	585.0	491.3	19.1%
Aftermarket	73.8	49.7	48.5%	239.9	202.2	18.6%
Total Segment Revenues	$1,070.1	$876.6	22.1%	$3,953.0	$3,404.8	16.1%

Segment Earnings (Loss) from Operations
Commercial	($20.2)	($59.7)	66.2%	($220.6)	($620.6)	64.5%
Defense & Space	12.0	18.8	(36.2%)	44.3	47.0	(5.7%)
Aftermarket	16.8	8.4	100.0%	50.3	37.0	35.9%
Total Segment Operating Earnings (Loss)	$8.6	($32.5)	**	($126.0)	($536.6)	76.5%

Segment Operating Earnings (Loss) as % of Revenues
Commercial	(2.4%)	(8.7%)	630 BPS	(7.1%)	(22.9%)	**
Defense & Space	7.9%	13.7%	(580) BPS	7.6%	9.6%	(200) BPS
Aftermarket	22.8%	16.9%	590 BPS	21.0%	18.3%	270 BPS
Total Segment Operating Earnings (Loss) as % of Revenues	0.8%	(3.7%)	450 BPS	(3.2%)	(15.8%)	**

Unallocated Expense
SG&A	($68.6)	($58.2)	(17.9%)	($279.9)	($237.4)	(17.9%)
Research & Development	(19.0)	(10.7)	(77.6%)	(53.3)	(38.8)	(37.4%)
Total (Loss) from Operations	($79.0)	($101.4)	22.1%	($459.2)	($812.8)	43.5%

Total Operating (Loss) as % of Revenues	(7.4%)	(11.6%)	420 BPS	(11.6%)	(23.9%)	**

** Represents an amount in excess of 100% or not meaningful.
Contact information:
Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•the impact of the COVID-19 pandemic, including any potential impacts of vaccination requirements, on our business and operations, including on the demand for our and our customers' products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development, and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company ("Boeing") and Airbus Group SE and its affiliates (collectively, "Airbus") for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
•our ability and our suppliers' ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft, including the ability to staff appropriately for anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•our ability to recruit and retain a critical mass of highly skilled employees;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs; and
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You
* Non-GAAP financial measure, see Appendix for reconciliation should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2021	2020	2021	2020
B737	51	19	162	71
B747	2	2	6	6
B767	7	8	34	28
B777	5	9	23	39
B787	6	20	37	112
Total Boeing	71	58	262	256

A220	17	11	56	43
A320 Family	136	101	467	466
A330	5	3	20	20
A350	10	11	42	62
Total Airbus	168	126	585	591

Business/Regional Jet (1)	42	47	181	73

Total	281	231	1,028	920

(1) Beginning in the fourth quarter of 2020, includes Business/Regional Jet deliveries related to the Bombardier acquisition

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	($ in millions, except per share data)
Net revenues	$1,070.1	$876.6	$3,953.0	$3,404.8
Operating costs and expenses:
Cost of sales	1,061.4	904.5	4,070.8	3,845.5
Selling, general and administrative	68.6	58.2	279.9	237.4
Restructuring costs	0.1	4.6	8.2	73.0
Research and development	19.0	10.7	53.3	38.8
Loss on disposal of assets	—	—	—	22.9
Total operating costs and expenses	1,149.1	978.0	4,412.2	4,217.6
Operating loss	(79.0)	(101.4)	(459.2)	(812.8)
Interest expense and financing fee amortization	(64.9)	(61.5)	(242.6)	(195.3)
Other income (expense), net	7.9	(12.4)	146.6	(77.8)
Loss before income taxes and equity in net loss of affiliate	(136.0)	(175.3)	(555.2)	(1,085.9)
Income tax benefit (provision)	16.6	(119.8)	17.2	220.2
Loss before equity in net loss of affiliate	(119.4)	(295.1)	(538.0)	(865.7)
Equity in net loss of affiliate	(0.9)	(0.8)	(2.8)	(4.6)
Net loss	($120.3)	($295.9)	($540.8)	($870.3)

Loss per share
Basic	($1.15)	($2.85)	($5.19)	($8.38)
Shares	104.3	104.0	104.2	103.9

Diluted	($1.15)	($2.85)	($5.19)	($8.38)
Shares	104.3	104.0	104.2	103.9

Dividends declared per common share	$0.01	$0.01	$0.04	$0.04

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2021	December 31, 2020
	($ in millions)
Assets
Cash and cash equivalents	$1,478.6	$1,873.3
Restricted cash	0.3	0.3
Accounts receivable, net	461.6	484.4
Contract assets, short-term	443.2	368.4
Inventory, net	1,382.6	1,422.3
Other current assets	39.7	336.3
Total current assets	3,806.0	4,485.0
Property, plant and equipment, net	2,385.5	2,503.8
Intangible assets, net	212.3	215.2
Goodwill	623.7	565.3
Right of use assets	85.3	70.6
Contract assets, long-term	—	4.4
Pension assets	532.5	455.9
Deferred income taxes	0.4	0.1
Other assets	91.6	83.6
Total assets	$7,737.3	$8,383.9
Liabilities
Accounts payable	$720.3	$558.9
Accrued expenses	376.1	365.6
Profit sharing	63.7	57.0
Current portion of long-term debt	49.5	340.7
Operating lease liabilities, short-term	8.2	5.5
Advance payments, short-term	137.8	18.9
Contract liabilities, short-term	97.9	97.6
Forward loss provision, short-term	244.6	184.6
Deferred revenue and other deferred credits, short-term	72.7	22.2
Other current liabilities	105.2	58.4
Total current liabilities	1,876.0	1,709.4
Long-term debt	3,742.7	3,532.9
Operating lease liabilities, long-term	78.8	66.6
Advance payments, long-term	201.3	327.4
Pension/OPEB obligation	74.8	440.2
Contract liabilities, long-term	289.1	372.0
Forward loss provision, long-term	521.6	561.4
Deferred revenue and other deferred credits, long-term	32.1	38.9
Deferred grant income liability — non-current	26.4	28.1
Deferred income taxes	21.8	13.0
Other non-current liabilities	423.9	437.0
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,037,845 and 105,542,162 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,146.2	1,139.8
Accumulated other comprehensive loss	(23.7)	(154.1)
Retained earnings	1,781.4	2,326.4
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	448.3	856.5
Noncontrolling interest	0.5	0.5
Total equity	448.8	857.0
Total liabilities and equity	$7,737.3	$8,383.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2021	December 31, 2020
	($ in millions)
Operating activities
Net loss	($540.8)	($870.3)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	327.6	277.6
Amortization of deferred financing fees	15.1	20.4
Accretion of customer supply agreement	3.5	2.0
Employee stock compensation expense	25.8	24.2
Gain from derivative instruments	(0.1)	—
(Gain) loss from foreign currency transactions	(4.4)	25.0
Loss on disposition of assets	4.1	26.4
Deferred taxes	(4.5)	94.0
Long term income tax payable	—	1.5
Pension and other post-retirement plans (income) expense	(109.1)	44.5
Grant liability amortization	(1.5)	(3.5)
Equity in net loss of affiliate	2.8	4.6
Forward loss provision	(10.4)	216.5
Changes in assets and liabilities
Accounts receivable, net	51.5	168.3
Contract assets	(70.9)	168.2
Inventory, net	30.9	(39.5)
Accounts payable and accrued liabilities	160.2	(592.7)
Profit sharing/deferred compensation	6.2	(28.2)
Advance payments	2.7	(21.0)
Income taxes receivable/payable	302.4	(246.3)
Contract liabilities	(82.4)	(49.5)
Pension plans employer contributions	(173.8)	(5.6)
Other	1.9	38.5
Net cash used in operating activities	($63.2)	($744.9)
Investing activities
Purchase of property, plant and equipment	(150.6)	(118.9)
Acquisition, net of cash acquired	(21.1)	(388.5)
Other	7.9	5.4
Net cash used in investing activities	($163.8)	($502.0)
Financing activities
Proceeds from issuance of debt	600.0	400.0
Proceeds from issuance of long-term bonds	—	1,700.0
Payment on revolving credit facility	—	(800.0)
Customer financing	(10.0)	10.0
Principal payments of debt	(42.1)	(31.6)
Payments on term loan	(401.5)	(439.7)
Payments on bonds	(300.0)	—
Taxes paid related to net share settlement awards	(5.2)	(14.5)
Proceeds from issuance of ESPP stock	3.0	2.6
Debt issuance and financing costs	(3.4)	(41.9)
Purchase of treasury stock	—	0.1
Dividends paid	(4.3)	(15.4)
Other	—	(0.1)
Net cash (used in) provided by financing activities	($163.5)	$769.5
Effect of exchange rate changes on cash and cash equivalents	(4.2)	3.3
Net decrease in cash, cash equivalents and restricted cash for the period	($394.7)	($474.1)
Cash, cash equivalents, and restricted cash, beginning of the period	1,893.1	2,367.2
Cash, cash equivalents, and restricted cash, end of the period	$1,498.4	$1,893.1

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2021	December 31, 2020
Cash and cash equivalents, beginning of the period	$1,873.3	$2,350.5
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, beginning of the period	$1,893.1	$2,367.2

Cash and cash equivalents, end of the period	$1,478.6	$1,873.3
Restricted cash, short-term, end of the period	$0.3	$0.3
Restricted cash, long-term, end of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, end of the period	$1,498.4	$1,893.1
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Twelve months ended
	December 31, 2021		December 31, 2020		December 31, 2021		December 31, 2020

GAAP Diluted Loss Per Share	($1.15)		($2.85)		($5.19)		($8.38)
Costs Related to Acquisitions	—		0.06	a	0.01	a	0.20	a
Restructuring Costs	—		0.04	b	0.05	b	0.46	b
Voluntary Retirement Program	—		—		—		0.55	c
Deferred Tax Asset Valuation Allowance	0.24	d	1.44	d	1.96	d	1.45	d
Pension Curtailment Gain	—		—		(0.35)	e	—
Pension Settlement Loss	0.07	f	—		0.06	f	—
Adjusted Diluted Loss Per Share	($0.84)		($1.31)		($3.46)		($5.72)

Diluted Shares (in millions)	104.3		104.0		104.2		103.9

a Represents the transaction costs (included in SG&A)

b Represents the restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

c Represents the retirement incentive expenses resulting from the VRP offered during 2020 (included in Other income)

d Represents the deferred tax asset valuation allowance (included in Income tax benefit)

e Represents the curtailment gain resulting from the closure of the defined benefit plans acquired as part of the Bombardier Acquisition (included in Other income)

f Represents the pension settlement loss resulting from pension plan spinoff (included in Other income)

Free Cash Flow
($ in millions)

	Three months ended		Twelve months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Cash from Operations	($77)	($132)	($63)	($745)
Capital Expenditures	(61)	(49)	(151)	(119)
Free Cash Flow	($137)	($181)	($214)	($864)